As filed with the Securities and Exchange Commission on April 22, 2026

Registration No. 333-231332

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
to
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Century Communities, Inc.
(Exact name of registrant as specified in its charter)

Delaware	68-0521411
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8390 East Crescent Parkway, Suite 650 Greenwood Village, Colorado (Address of Principal Executive Offices)	80111 (Zip Code)

Century Communities, Inc. Amended and Restated 2017 Omnibus Incentive Plan
(Full title of the plan)

Dale Francescon
Executive Chairman
Century Communities, Inc.
8390 East Crescent Parkway, Suite 650
Greenwood Village, Colorado 80111
(Name and address of agent for service)

(303) 770-8300
(Telephone number, including area code, of agent for service)

Copies requested to:
Amy E. Culbert, Esq.
Fox Rothschild LLP
City Center
33 S. Sixth Street, Suite 3600
Minneapolis, Minnesota  55402
(612) 607-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment No. 2”) relates to the Registration Statement on Form S-8 (Registration No. 333-231332) (the “2017 Plan Registration Statement”) filed by Century Communities, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”) on May 9, 2019, which 2017 Plan Registration Statement registered 1,631,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the Century Communities, Inc. 2017 Omnibus Incentive Plan, as amended and restated (the “2017 Plan”).

The Registrant’s authority to grant new awards under the 2017 Plan terminated upon stockholder approval of the Century Communities, Inc. 2022 Omnibus Incentive Plan (the “2022 Plan”) on May 4, 2022 (the “2022 Plan Effective Date”). The maximum number of shares of Common Stock available for issuance under the 2022 Plan, subject to adjustment pursuant to the terms of the 2022 Plan, is (i) 3,100,000 shares of Common Stock; (ii) shares of Common Stock remaining available for issuance under the 2017 Plan but not subject to outstanding awards under the 2017 Plan as of the 2022 Plan Effective Date (the “Remaining Reserve Carryover Shares”); and (iii) shares of Common Stock subject to awards outstanding under the 2017 Plan as of the 2022 Plan Effective Date but only to the extent such awards are forfeited, cancelled, expire, or otherwise terminate without the issuance of such shares of Common Stock after the 2022 Plan Effective Date (the “Unused Award Carryover Shares” and together with the Remaining Reserve Carryover Shares, the “Carryover Shares”).

On May 5, 2022, the Registrant filed a Registration Statement on Form S-8 (this “2022 Plan Registration Statement”) with the SEC, which registered (i) 3,100,000 shares of Common Stock issuable pursuant to awards under the 2022 Plan; (ii) 51,241 Remaining Reserve Carryover Shares that remained available for issuance under the 2017 Plan, but not subject to outstanding awards under the 2017 Plan as of the 2022 Plan Effective Date, which became available for grant immediately under the 2022 Plan; (iii) up to 1,054,754 Unused Award Carryover Shares that were subject to awards outstanding under the 2017 Plan as of the 2022 Plan Effective Date which could become available for grant under the 2022 Plan in the event such awards were forfeited, cancelled, expired, or otherwise terminated without the issuance of such shares of Common Stock after the 2022 Plan Effective Date; and (iv) such indeterminate number of shares of Common Stock as may become available under the 2022 Plan as a result of the adjustment provisions thereof.

Also, on May 5, 2022, the Registrant filed a Post-Effective Amendment No. 1 to the 2017 Plan Registration Statement to remove from registration under the 2017 Plan Registration Statement the 51,241 Remaining Reserve Carryover Shares under the 2017 Plan that were carried over immediately to the 2022 Plan on the 2022 Plan Effective Date and were included in the 2022 Plan Registration Statement, as described above.

As of the date of the filing of this Post-Effective Amendment No. 2, there are no remaining awards outstanding under the 2017 Plan and the Registrant has terminated any offering of its Common Stock pursuant to the 2017 Plan Registration Statement described above.

In accordance with the undertaking made by the Registrant in the 2017 Plan Registration Statement, the Registrant is filing this Post-Effective Amendment No. 2 to remove from registration under the 2017 Plan Registration Statement an additional 147,936 shares of Common Stock that were subject to awards outstanding under the 2017 Plan as of the 2022 Plan Effective Date, but which awards were subsequently forfeited and cancelled, and which Unused Award Carryover Shares were then carried over to the 2022 Plan, thereby bringing the total number of Carryover Shares from the 2017 Plan to the 2022 Plan to 199,177.

Since there are no awards remaining outstanding under the 2017 Plan, there will be no additional Unused Award Carryover Shares; and, therefore, no further Post-Effective Amendments to the 2017 Plan Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on April 22, 2026.

.	CENTURY COMMUNITIES, INC

	By:	/s/ Dale Francescon
Dale Francescon
Executive Chairman

No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

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